AMERICAN CENTURY ETF TRUST
(the “Trust”)
I, Ward Stauffer, Secretary of the Trust, do hereby certify that the following is a true copy of certain resolution adopted by the Board of Trustees of the Trust effective January 15, 2021, and that such resolution has not been rescinded or modified and is not inconsistent with the Declaration of Trust of the Trust.

WHEREAS:
•Pursuant to a duly-executed Power of Attorney, the Trustees and officers of American Century ETF Trust and its series (the “Funds”) have appointed Ashley L. Bergus, Ryan L. Blaine, Brian L. Brogan, Evan C. Johnson, Vincent M. Lewis, and Kathleen Gunja Nelson, each of them singly, their true and lawful attorneys-in-fact, with full power of substitution, and with full power to each, for the purpose of signing on their behalf registration statements and other related documents of the Funds for the purpose of complying with all laws relating to the sale of securities of the Funds and to do all such things in their names and behalf in connection therewith and
•Such attorneys-in-fact may, from time to time, sign documents, including registration statements, amendments or supplements thereto and instruments in connection therewith, on behalf of Trustees and officers who have appointed them.
RESOLVED, that the Trustees hereby authorize such attorneys-in-fact to sign the documents of the Funds, including registration statements, amendments or supplements thereto and instruments in connection therewith, pursuant to the Power of Attorney so executed by the Trustees and certain officers of the Funds.

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of January 2021.

                        /s/ Ward D. Stauffer
                        Ward Stauffer
                        Secretary